Exhibit 5.2

August 5, 2015
IBERIABANK Corporation
200 West Congress Street
Lafayette, Louisiana 70501

Ladies and Gentlemen:
We have acted as counsel to IBERIABANK Corporation, a Louisiana corporation (the “Company”), in connection with the offering of an aggregate of 3,200,000 depositary shares (the “Depositary Shares”), each representing a 1/400th ownership interest in a share of the Company’s 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share (the “Series B Preferred Stock”), with a liquidation preference of $10,000 per share of Series B Preferred Stock (equivalent to $25 per Depositary Share) and representing an aggregate of 8,000 shares (the “Shares”) of the Series B Preferred Stock, pursuant to the Underwriting Agreement, dated July 29, 2015 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the several other underwriters named in Schedule A to the Underwriting Agreement. The Shares are to be deposited against delivery of a depositary receipt (the “Depositary Receipt”) representing the Depositary Shares to be issued by Computershare Trust Company, N.A. and Computershare Inc. (together, the “Depositary”), under a Deposit Agreement, dated as of August 5, 2015 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.
We have examined the Registration Statement on Form S-3 (File No. 333-202489) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended; the Articles of Amendment to the Articles of Incorporation of the Company establishing the terms of the Series B Preferred Stock filed with the Secretary of State of the State of Louisiana; and the Deposit Agreement. We also have examined a copy of a global Depositary Receipt representing the Depositary Shares. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
In rendering the opinions set forth below, we have assumed that (1) the Company is validly existing and in good standing under the law of the State of Louisiana and has duly authorized, executed and delivered the Deposit Agreement in accordance with its Articles of Incorporation and By-laws and the law of the State of Louisiana, (2) the execution, delivery and performance of the Deposit Agreement, and the consummation of the transactions contemplated thereby, do not violate the law of the State of Louisiana or the applicable laws of any other jurisdiction, except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York and (3) the execution, delivery and performance of of the Deposit Agreement, do not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument which is binding upon the Company or the Company’s Articles of Incorporation and By-laws.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the Deposit Agreement is the valid and legally binding obligation of the Depositary and the due execution by the Depositary of the Depositary Receipt in accordance with the terms of the Deposit Agreement and upon the deposit of the Shares with the Depositary pursuant to the Deposit Agreement, the Depositary Shares will represent legal and valid interests in the Shares, and the holders of the Depositary Shares will be entitled to the rights specified therein and in the Deposit Agreement.
Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
We do not express any opinion herein concerning any law other than the law of the State of New York.
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on August 5, 2015 and to the use of our name under the caption “Legal Matters” in the prospectus related to the Depositary Shares included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP